Exhibit 10.28

CHESAPEAKE UTILITIES CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT
SAVINGS PLAN
Amended and Restated as of January 1, 2009

Chesapeake Utilities Corporation Supplemental Executive Retirement Savings Plan	Table of Contents
TABLE OF CONTENTS

Section 1. Establishment and Purpose	1

1.01. Establishment	1

1.02. Purpose	1

1.03. Effective Date	1

Section 2. Definitions and Construction	2

2.01. Definitions	2

2.02. Construction	7

Section 3. Participation	8

3.01. Election of Benefits	8

3.02. Election Requirements	8

3.03. Form and Time of Payment	9

Section 4. Accounts	11

4.01. Accounts	11

4.02. Participant Subaccount	11

4.03. Employer Match Subaccount	11

4.04. Investment Returns	11

4.05. Vesting of Accounts	13

Section 5. Distributions	14

5.01. Exclusive Entitlement to Payment	14

5.02. Payment	14

5.03. Death Benefits	14

5.04. Hardship Distributions	15

5.05. Disability	15

5.06. Change in Control	16

5.07. Acceleration of Payment	16

5.08. Delay of Payment	17

5.09. Assignment and Assumption of Liabilities	17

Chesapeake Utilities Corporation Supplemental Executive Retirement Savings Plan	Table of Contents

Section 6. Nature of Participant’s Interest in Plan	18

6.01. No Right to Assets	18

6.02. No Right to Transfer Interest	18

6.03. No Right to Employment	19

6.04. Withholding and Tax Liabilities	19

Section 7. Administration	20

7.01. Committee	20

7.02. Meetings	20

7.03. Quorum	20

7.04. Expenses	20

7.05. Responsibilities of the Committee	20

7.06. Finality of Committee Determinations	21

7.07. Benefit Claims Procedure	21

7.08. Arbitration of Denied Claims	22

Section 8. Amendment, Suspension, and Termination	23

8.01. By The Compensation Committee	23

8.02. By the Committee	23

Section 9. Miscellaneous	24

9.01. Participation by Affiliate	24

9.02. Designation of Beneficiary	24

9.03. Incapacity	24

9.04. Required Information	25

9.05. Inability to Locate Participants and Beneficiaries	25

9.06. Headings	25

9.07. Severability	25

9.08. Governing Law	26

9.09. Complete Statement of Plan	26

EXHIBIT A	27

APPENDIX A	29

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SECTION 1. ESTABLISHMENT AND PURPOSE
1.01.	Establishment.

Effective March 1, 1999, the Company established for the benefit of certain Eligible Employees an unfunded plan of deferred compensation known as the “Chesapeake Utilities Corporation Supplemental Executive Retirement Savings Plan.”

1.02.	Purpose.

The Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management and highly compensated employees. The Plan permits Eligible Employees to defer receipt of a portion of their Compensation earned above an amount or after a date selected by the Eligible Employee before the start of each Plan Year until their Separation from Service with the Company and its Affiliates or until such other date specified in accordance with the terms of the Plan.

1.03.	Effective Date.

The Plan, as hereby amended and restated, is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and is effective with respect to amounts that were not deferred and vested (within the meaning of Section 409A of the Code) before January 1, 2005, and any earnings on such amounts. Except as otherwise specifically provided herein, amounts deferred and vested (within the meaning of Section 409A of the Code) before January 1, 2005 (and earnings on such amounts) are not affected by this amendment and restatement of the Plan, and remain subject to the terms of the March 1, 1999 Plan restatement, which are set forth in Appendix A to this January 1, 2009, amendment and restatement. For recordkeeping purposes, the Company will establish separate accounts for each Participant for amounts deferred and vested before January 1, 2005 (“Grandfathered Amounts”), and amounts deferred and vested on or after that date (“409A Amounts”). All amounts that are subject to Code Section 409A for the period from January 1, 2005 through December 31, 2008, shall be subject to the January 1, 2005 amendment and restatement of the Plan and to a good faith interpretation of Code Section 409A, including the use of any applicable transition rules in effect during such period. From and after January 1, 2009, the terms of this amended and restated Plan document shall govern all amounts that are subject to Code Section 409A.

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SECTION 2. DEFINITIONS AND CONSTRUCTION
2.01.	Definitions.

The following words and phrases as used in the Plan have the following meanings:
(a)	“Account” means the bookkeeping account established for each Participant under Section 4. Each Account shall include an Employer Match Subaccount and a Participant Subaccount. Additional subaccounts shall be maintained as necessary for the administration of the Plan.
(b)	“Affiliate” means any corporation included with Chesapeake Utilities Corporation in a “controlled group of corporations,” as defined in Code Section 414(b), or an unincorporated business included with Chesapeake Utilities Corporation in a group of trades or business under “common control,” as defined by regulations prescribed by the Secretary of the Treasury under Code Section 414(c). Participating Affiliates that cease to be a member of the same controlled group as Chesapeake Utilities Corporation within the meaning of Code Sections 414(b) and (c) are no longer eligible to participate in the Plan effective as of the date that they cease to qualify as a controlled group member. Participants of such an employer shall no longer be eligible to participate effective as of the date that their employer becomes ineligible.
(c)	“Beneficiary” means the person or persons (including a contingent beneficiary except where the context indicates otherwise) designated by a Participant pursuant to Section 9.02 to receive death benefits under the Plan.
(d)	“Board” means the Board of Directors of the Company.

(e)	“Change in Control” means the first of the following events to occur:
(1)	Any one person, or group of owners of another corporation who acting together through a merger, consolidation, purchase, acquisition of stock or the like (a “group”), acquires ownership of stock of the Company (or a majority-controlled subsidiary of the Company) that, together with the stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if such person or group is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the corporation before this transfer of the Company’s stock, the acquisition of additional stock by the same person or persons shall not be considered to cause a Change in Control of the Company; or

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(2)	Any one person or group (as described in Section 2.01(e)(1), above) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company (or a majority-owned subsidiary of the Company) possessing 35 percent or more of the total voting power of the stock of the Company where such person or group is not merely acquiring additional control of the Company; or
(3)	A majority of members of the Company’s Board (other than the Board of a majority-controlled subsidiary of the Company) is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or
(4)	Any one person or group (as described in 2.01(e)(1), above) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company (or a majority-controlled subsidiary of the Company) that have a total gross fair market value equal to or more than 40 percent of the total fair market value of all assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. A transfer of assets by the Company will not result in a Change in Control under this Section 2.01(e)(4), if the assets are transferred to:
(A)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(B)	An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the transfer of assets;
(C)	A person, or more than one person acting as a group (as described in 2.01(e)(1), above), that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or
(D)	An entity, at least 50 percent of the total value or voting power of which is owned directly or indirectly, by a person described in Section 2.01(e)(4)(C), above.

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However, no Change in Control shall be deemed to have occurred with respect to a Participant by reason of (i) any event involving a transaction in which the Participant or a group of persons or entities with which the Participant acts in concert, acquires, directly or indirectly, more than 30 percent of the common stock or the business or assets of the Company; (ii) any event involving or arising out of a proceeding under Title 11 of the United States Code (or the provisions of any future United States bankruptcy law), an assignment for the benefit of creditors or an insolvency proceeding under state or local law; or (iii) any event constituting approval by the Company’s stockholders of a merger or consolidation if a majority of the group consisting of the president and vice presidents of the Company who are parties to agreements conferring rights upon a Change in Control shall have agreed in writing prior to the approval that the approval shall be deemed not to constitute a Change in Control.
The term “Change in Control” is intended to comply with Section 409A of the Code and shall be interpreted such that a Change in Control (1) shall occur for purposes of the Plan in any circumstance that would constitute a “Change in Control Event” (within the meaning of Treasury Regulations under Code Section 409A) and (2) shall not occur for purposes of the Plan in any circumstance that would not constitute such a Change in Control Event.
(f)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g)	“Committee” means the Employee Benefits Committee of the Company or such other committee as may be appointed by the Board to administer the Plan.

(h)	“Company” means Chesapeake Utilities Corporation, a Delaware corporation, and any Affiliate that may be authorized by the Compensation Committee and by its own board of directors to participate in the Plan with respect to its employees.

(i)	“Compensation” means an employee’s compensation as determined for purposes of the Savings Plan, plus amounts deferred hereunder, except that any dollar limit imposed on compensation under the Savings Plan shall be disregarded under the Plan.

(j)	“Compensation Committee” means the Compensation Committee of the Board.

(k)	“Disabled” means a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of at least 12 months; and the impairment either (1) prevents the Participant from engaging in any substantial gainful activity, or (2) entitles the Participant to receive income replacement benefits for at least 3 months under an accident or health plan sponsored by the Company.

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(l)	“Eligible Employee” means an employee of the Company who is designated by the Compensation Committee, in its sole discretion, to be eligible to participate in the Plan and who is among a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA).
(m)	“Employer Match” means the amount accrued in accordance with Section 4.03 with respect to a Participant’s Salary Reduction Contributions and Excess Contributions, based on the rate or rates of Matching Contributions under the Savings Plan.
(n)	“Employer Match Subaccount” means the bookkeeping account to which the Employer Match on behalf of a Participant and interest are credited pursuant to Section 4.

(o)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(p)	“Excess Contribution” means that portion, if any, of the Compensation earned above a selected dollar amount or after a fixed date during the year selected by the Participant pursuant to Section 3, which the Participant elects to have deferred to the Plan.

(q)	“Excessive Benefits” means an amount credited to a Participant’s Account or paid on a Participant’s behalf in excess of the amount that properly should have been credited to the Participant’s Account or paid on the Participant’s behalf.

(r)	“Limitations” mean
(1)	the limitation on contributions to defined contribution plans under Sections 401(k), 401(m), 402(g), 414(v) and 415(c) of the Code; and
(2)	the limitations imposed by Sections 401(a)(4), 401(a)(17), and 415(e) of the Code and by any other provision of the Code to the extent that such provision limits the amount of Salary Reduction Contributions and Matching Contributions that otherwise would be made to the Savings Plan.

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(s)	“Matching Contributions” mean the contributions to the Savings Plan made by the Company as matching contributions for salary deferrals under the Savings Plan, as it may be amended from time to time.

(t)	“Participant” means an Eligible Employee who becomes a participant in the Plan in accordance with Section 3.01 and whose Account has a positive balance.

(u)	“Participant Subaccount” means the bookkeeping account to which the Excess Contributions of a Participant and interest are credited pursuant to Section 4.

(v)	“Performance-Based” means a bonus or other payment of Compensation for which the amount of the payment or the entitlement thereto is contingent on the satisfaction of organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. The organizational or individual performance criteria shall be established in writing no later than 90 days after the beginning of the period of service to which the criteria relate, and the outcome must be substantially uncertain at the time the criteria are established. Notwithstanding the above, a Performance-Based Bonus may be based on subjective performance criteria, provided that:
(1)	The subjective performance criteria are bona fide and relate to the performance of the Participant, a group of service providers that includes the Participant, or a business unit for which the Participant provides services (which may include the entire organization); and
(2)	the determination that any subjective performance criteria have been met is not to be made by the Participant or a family member of the Participant (as defined in Code Section 267(c)(4) applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the Participant or such a family member, and no amount of the Compensation of the person making such determination is effectively controlled in whole or in part by the Participant or such a family member.
(w)	“Plan” means the “Chesapeake Utilities Corporation Supplemental Executive Retirement Savings Plan” as set forth herein and as amended from time to time.
(x)	“Plan Year” means the calendar year.
(y)	“Salary Reduction Contribution” means that portion of his or her Compensation that a Participant elects to have deferred and contributed by the Company to the Savings Plan without violating the Limitations.

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(z)	“Savings Plan” means the Chesapeake Utilities Corporation Retirement Savings Plan.
(aa)	“Separation from Service” means separation from service from the Company and its Affiliates within the meaning of Section 409A of the Code. Whether a termination of employment that is a separation from service has occurred is determined based on whether the facts and circumstances indicate that the Company and the Eligible Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Eligible Employee would perform after such date (as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period in which the Eligible Employee provided services to the Company if the Eligible Employee has been providing services for less than 36 months). An Eligible Employee will not be deemed to have experienced a Separation from Service if such Eligible Employee is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time during which a right to re-employment is protected by either statute or contract. If the period of leave exceeds six months and the individual does not retain a right to re-employment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. If an Eligible Employee provides services both as an employee and as a member of the Board, the services provided as a Director are generally not taken into account in determining whether the Eligible Employee has a Separation from Service as an employee for purposes of the Plan, in accordance with final regulations under Code Section 409A.

(bb)	“Valuation Date” means the last business day of each calendar month.
2.02.	Construction.

For purposes of the Plan, unless the contrary is clearly indicated by the context,
(a)	the use of the masculine gender shall also include within its meaning the feminine and vice versa,

(b)	the use of the singular shall also include within its meaning the plural and vice versa, and

(c)	the word “include” shall mean to include without limitation.

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SECTION 3. PARTICIPATION
3.01.	Election of Benefits.

An Eligible Employee shall become a Participant in the Plan by electing to participate in the Plan in accordance with Section 3.02.

3.02.	Election Requirements.
(a)	Election Filing Deadline. Except as provided in subsections (b) and (c), below, an election to defer an amount by an Eligible Employee as an Excess Contribution earned with respect to a Plan Year shall be filed by the Eligible Employee with the Committee prior to the beginning of that Plan Year. If an Eligible Employee has ceased being eligible to participate in the Plan (other than the accrual of earnings on his Account, if any), regardless of whether all amounts deferred under the Plan have yet been paid, and subsequently becomes eligible to participate in the Plan again, the Eligible Employee may be treated as being initially eligible to participate in the Plan if he has not been eligible to participate in the Plan (other than the accrual of earnings on his Account, if any) at any time during the
24-month period ending on the date the employee again becomes an Eligible Employee under the Plan.
(b)	Initial Election. A newly hired or otherwise newly Eligible Employee may file the requisite election to defer Compensation earned thereafter before the expiration of 30 days either from, as applicable, (1) his initial date of employment (if the Eligible Employee is a new hire who is immediately eligible for the Plan) or (2) his initial date of eligibility (if the Eligible Employee is newly eligible to participate in the Plan). If an initial election is not made within such 30 day period, the Eligible Employee shall have to wait until the annual open enrollment for the next Plan Year before participating.
(c)	Performance-Based Compensation. In the case of the deferral of any Performance-Based Compensation, such election shall be made no later than six months before the end of the performance period, provided that in no event may an election to defer Performance-Based Compensation be made after such Compensation has become readily ascertainable within the meaning of Code Section 409A.

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(d)	Irrevocable Election. Except as provided in Sections 5.03, 5.04, 5.05, and 5.06, a deferral election described in this Section 3.02, once filed, shall be irrevocable and independent of the rate of Salary Reduction Contributions to the Savings Plan; it shall remain in effect until the end of the Plan Year to which it pertains. Before the beginning of a Plan Year, the Participant shall file a new election with the Committee in accordance with the preceding provisions of this Section 3.02. The new election shall apply only to deferrals for that Plan Year. An Eligible Employee who does not make a deferral election in one Plan Year may make a deferral election for any subsequent Plan Year, provided he remains an Eligible Employee, by making a deferral election in accordance with this Section 3.02. In all cases, a Participant’s election to defer Compensation shall be made prior to the time any of the Compensation covered by such election is to be earned by such Participant.
(e)	Form and Content of Election. An election to make a deferral hereunder shall be in writing, in a form acceptable to the Committee, and shall specify such information as required by the Committee. A deferral election may designate any whole percentage (from 1% to 100%) of Compensation that is earned above any specified amount or after any specified date to be deferred hereunder. The Company may, in its discretion, establish and change from time to time the minimum and maximum amount that may be so deferred. Elections shall be made in accordance with procedures established by the Committee. In addition, special limitations may be established by the Committee to apply to the deferral of any special bonus or other non-periodic Compensation that a Participant is expected to receive. The Company will credit the deferred compensation amount agreed to for each Plan Year to the Participant’s Account from time to time as soon as administratively practicable after the deferred amounts otherwise would have been earned and paid to the Participant.
3.03.	Form and Time of Payment.
(a)	General. Except as provided in Sections 5.03, 5.04, 5.05 and 5.06, an amount deferred under this Section 3 shall be paid in a lump sum as of the Valuation Date coincident with or next following the date elected by the Participant. A Participant may elect a different form or time of payment for his 409A Amounts from the time or form of payment for his Grandfathered Amounts, if any. If, however, the Participant elects to receive payment upon Separation from Service, no amount shall be distributed earlier than six months after the Valuation Date coincident with or next following the Participant’s Separation from Service. A Participant may receive payment of the amounts credited to his Account upon his Separation from Service, or due to death, Disability, a Change in Control or upon a fixed date elected by the Participant. A Participant may also elect to receive payment of the amounts credited to his Account as of the earlier or later of a fixed date or Separation from Service or of two fixed dates. The Committee may also permit a Participant to make a different election as to the time and form of distribution of the amounts deferred and credited to his Account in a particular Plan Year from the amounts deferred and credited to his Account in any other Plan Year, or may require that only one time and form of payment applies to a Participant’s entire Account. A Participant may also elect a different time and form of payment to apply to different permitted payment events, to the extent permitted by the Committee.

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(b)	Modification of Time and Form. After making his first election, a Participant may file an election with the Committee, in a form satisfactory to the Committee, to modify the payment date with respect to a deferral election or to irrevocably specify that the amount credited to his Account is to be paid in the form of five or ten annual installments; provided, however, that such election:
(1)	is filed with the Committee at least twelve months prior to the date of the first scheduled payment;
(2)	is not effective until at least twelve months after the date on which the election is made;
(3)	defers the lump sum payment or the first installment payment with respect to which such election is made for a period of not less than five years from the date such payment would otherwise have been made;
(4) does not accelerate payment of the 409A Amount; and
(5)	does not request other than five or ten annual installments. If payment is to be made in annual installments, it shall commence on the specified payment date with subsequent annual installments to occur on the same date each year thereafter (or the next business day if the date falls on a weekend or holiday) until the amount payable in installments is distributed in full.
For purposes of the Plan, an election to receive benefits as five or ten annual installments shall be treated as the entitlement to a single payment as further described in Treas. Reg. Section 1.409A-2(b)(iii).
(c)	A Participant may not change a distribution option or a distribution date in a manner that does not comply with Code Section 409A. If a distribution option election is made or changed and distribution is triggered before 12 months have elapsed, the distribution will be made in accordance with the distribution option election in effect prior to the change or, if none, as a single lump sum. If an annual installment payment method is the selected distribution option, the amount of the annual benefit shall equal the amount necessary to fully distribute the Participant’s Account as an annual benefit payable over the installment period.

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SECTION 4. ACCOUNTS
4.01.	Accounts.

The Company shall maintain for bookkeeping purposes an Account in the name of each Participant. Each Account shall have a Participant Subaccount and an Employer Match Subaccount, as applicable, to which shall be credited amounts deferred under Section 3.

4.02.	Participant Subaccount.

The Company shall maintain a Participant Subaccount in the name of each Participant. During each Plan Year, each Participant Subaccount shall be credited with the Participant’s Excess Contributions deferred under Section 3.

4.03.	Employer Match Subaccount.

The Company shall maintain a separate Employer Match Subaccount in the name of each Participant for purposes of accrual of the Employer Match. For each Plan Year, the Employer Match shall begin to accrue monthly only after the Participant is no longer eligible to receive a Matching Contribution under the Savings Plan for the Plan Year. The rate of Employer Match in this Plan shall be the same rate in effect under the Savings Plan for the applicable Plan Year.

4.04.	Investment Returns.
(a)	Rate of Return Indices. The Compensation Committee shall select and maintain one or more rate of return indices as specified on Exhibit A attached hereto. The Compensation Committee may amend the list of rate of return indices from time to time in its sole discretion. Any Excess Contributions or any Employer Matching Contribution shall be allocated among one or more of the rate of return indices and shall be credited with the applicable investment return (or loss) that such Excess Contribution or Employer Matching Contribution would have achieved if it were invested in the specified index or indices. Allocations to one or more of the rate of return indices may be modified from time to time during the Plan Year to the extent permitted by the Committee, in its sole discretion. Any Excess Contributions or any Employer Matching Contributions that were deferred and vested as of January 1, 2005, may also be allocated among one or more of the rate of return indices on Exhibit A attached hereto to the extent the Committee so provides.

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(b)	Election of Rate of Return Indices.
(1)	Each Participant shall specify in writing, at the time he completes his election to participate under Section 3, and in a form acceptable to the Committee, how any Excess Contribution or Employer Match shall be allocated among the indices specified on Exhibit A attached hereto.
(2)	The Committee may, in its discretion and from time to time, permit a Participant to change any election previously made with respect to the allocation of any Excess Contribution or Employer Match, subject to such conditions and such limitations as the Committee may prescribe. Any such change in election shall be in writing and in a form acceptable to the Committee.
(3)	The Committee may, in its discretion and from time to time, permit a Participant to elect to reallocate the amounts in such Participant’s Participant Subaccount or Employer Match Subaccount from one rate of return index to another, subject to such conditions and such limitations as the Committee may prescribe; provided that a Participant shall be permitted, at least once per calendar month, to reallocate amounts previously allocated. Any such reallocation election shall be in writing and in a form acceptable to the Committee.
(4)	The Committee may require that any election under this Section 4.04 apply to the entire amount to which it pertains (e.g., 100% of the Participant’s future contributions) or to such percentage or percentages of that amount as the Committee may specify (e.g., increments of 5%).
(5)	If a Participant fails to specify a rate of return index with respect to his Excess Contribution or Employer Match, the Participant shall be presumed to have specified that his entire Participant Subaccount or Employer Match Subaccount be allocated to the index determined by the Committee to represent the lowest risk of principal loss.

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(c)	Crediting of Investment Return. The balance credited to the Participant’s Participant Subaccount or Employer Match Subaccount as of the last day of the prior month shall be credited with the applicable investment return (or loss) as of the last day of the month of crediting. All references herein to Excess Contributions or Employer Match shall be deemed to include such Excess Contributions or Employer Match plus any investment return (or loss) credited pursuant to this Section 4.04.
4.05.	Vesting of Accounts.

A Participant shall at all times be 100% vested in the balance in his Account; provided, however, that all Accounts shall be subject to the claims of the Company’s creditors as provided in Section 6.

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SECTION 5. DISTRIBUTIONS
5.01.	Exclusive Entitlement to Payment.

A Participant’s deferral election pursuant to Section 3 shall constitute a waiver of his right to receive the amount deferred and an agreement to receive in lieu thereof the amounts payable to him at the times and in the methods specified in this Section 5. No other amounts shall be due under the Plan or otherwise as a result of a Participant’s deferral election under Section 3.

5.02.	Payment.
(a)	Time of Payment. Subject to Sections 5.03, 5.04, 5.05, and 5.06, the Participant shall receive an amount equal to the sum of the balances in his Account at the time(s) and in the manner specified or elected by him in accordance with Section 3.03. If the deferred amounts are subject to more than one distribution election made in accordance with Section 3.03, then the portion of the Participant’s Account that is subject to each election shall be distributed in accordance with the applicable election. The Participant’s Account shall be debited to reflect each distribution pursuant to this Section 5.
(b)	Payment Medium. All amounts credited to a Participant’s Account shall be paid in cash.
(c)	Installment Payments. If the Participant receives installments, the amount of the first installment shall be equal to the value of the Participant’s Account determined as of the Valuation Date as of which the installments commence (the “applicable Valuation Date”), divided by five (if five installments are elected) or ten (if ten installments are elected). The amount of each succeeding installment shall be equal to the value of the Participant’s Account on the next succeeding anniversary of the applicable Valuation Date, divided by the remaining number of installments to be paid.
5.03.	Death Benefits.
(a)	Amount and Form of Death Benefit. Any amount credited to a Participant’s Account that is unpaid at the time of the Participant’s death shall be paid in a single lump sum to the Beneficiary (or the contingent Beneficiary if the Beneficiary predeceases the Participant) designated by the Participant pursuant to Section 9.02.
(b)	Time of Payment. A distribution pursuant to this Section 5.03 shall be paid to the Participant’s Beneficiary within 30 days after the Valuation Date that is coincident with or next follows the date of the Participant’s death.

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5.04.	Hardship Distributions.

Notwithstanding Sections 3.02 and 3.03, upon the occurrence of an unforeseeable emergency, a Participant shall be eligible to receive payment of the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. The amount determined to be properly distributable under this Section and applicable regulations under Code Section 409A shall be payable in a single lump sum only. For the purposes of this Section, the term “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty, including the need to rebuild a home following damage not otherwise covered by insurance, for example, not as a result of a natural disaster; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, including imminent foreclosure of or eviction from the Participant’s primary residence, the need to pay for medical expenses, including non-refundable deductibles, the cost of prescription drugs, and the need to pay for funeral expenses of a spouse, beneficiary, or dependent. It shall be the responsibility of the Participant seeking to make a withdrawal under this Section to demonstrate to the Committee that an unforeseeable emergency has occurred and to document the amount properly distributable hereunder. After a distribution on account of an unforeseeable emergency, a Participant’s deferral elections shall cease and such Participant will not be permitted to participate in the Plan or elect additional deferrals until the next enrollment following one full year from the date of the distribution on account of an unforeseeable emergency. Such future deferral elections following a distribution on account of an unforeseeable emergency will be treated as an initial deferral election and subject to the rules applicable thereto under the Plan and Code Section 409A.

5.05.	Disability.

Upon the Participant’s Disability, the Participant shall be eligible to receive payment of the amounts credited to his Account commencing as soon as practicable but no more than 90 days after the Committee is satisfied of the determination of the existence of a Disability with respect to such Participant. Benefits payable upon Disability shall be paid in a single lump sum unless another distribution option (annual installments over a period of 5 or 10 years) was timely elected by the Participant upon initial enrollment in the Plan or at least 12 months prior to his Disability. The Committee may, in its discretion, permit each Participant to elect a distribution option to apply to distributions made upon Disability that is different from the distribution option applicable to other payment events.

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5.06.	Change in Control.

Notwithstanding any election made pursuant to Sections 3.02 and 3.03 and subject to obtaining written consent from affected Participants pursuant to Section 8, upon a Change in Control, the Participant shall receive amounts credited to his Account in the form of a single lump sum payment within 90 days of the event constituting the Change in Control.

5.07.	Acceleration of Payment.

The acceleration of the time and/or form of any payment determined in accordance with the provisions of this Section 5, above, shall not be made except due to unforeseeable emergency, as described above, or as set forth below and otherwise permitted by Code Section 409A and the Treasury Regulations and other guidance issued thereunder:
(a)	Employment Taxes. A payment of all or part of the Participant’s Account may be made to the extent necessary to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a), and 3121(v)(2) on amounts deferred under the Plan (the “FICA Amount”), income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. The total payment under this Section shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount.
(b)	Payment of State, Local or Foreign Taxes. Payment may be made to reflect payment of state, local or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant, plus the income tax at source on wages imposed under Code Section 3401 as a result of such payment; provided, however, that the amount of the payment may not exceed the amount of the taxes due, and the income tax withholding related to such state, local and foreign tax amount.
(c)	Income Inclusion under Code Section 409A. Payment may be made at any time the Plan fails to meet the requirements of Code Section 409A and the Treasury Regulations issued thereunder; provided, however, that payment cannot exceed the amount required to be included in income as a result of the failure to comply.

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(d)	Certain Offsets. Payment may be made as satisfaction of a debt of the Participant to the Company where: (1) the debt is incurred in the ordinary course of the employment relationship; (2) the entire amount of the offset in any of the Participant’s taxable years does not exceed $5,000; and (3) the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
5.08.	Delay of Payment.

A Participant who is a “specified employee” (as defined in Code Section 409A and the regulations thereunder) and is entitled to a distribution due to a Separation from Service may not receive a distribution under the Plan until a date that is at least six months after the date of the Separation from Service. In addition, the Company may in its discretion delay any payment due under the Plan to the extent permitted by Code Section 409A and the regulations thereunder.

5.09.	Assignment and Assumption of Liabilities.

In the discretion of the Company, upon the cessation of participation in the Plan by any Participant solely due to the employer of that Participant no longer qualifying as a member of the controlled group of Chesapeake Utilities Corporation within the meaning of Code Sections 414(b) and (c), all liabilities associated with the Account of such Participant may be transferred to and assumed by the Participant’s employer under a deferred compensation plan established by such employer that is substantially identical to this Plan and that preserves the deferral and payment elections in effect for the Participant under this Plan to the extent required by Code Section 409A. Any such Participant shall not be deemed to have incurred a Separation from Service for purposes of the Plan by virtue of his employer’s ceasing to be a member of the controlled group of Chesapeake Utilities Corporation The foregoing provision shall be interpreted and administered in compliance with the requirements of Code Section 409A.

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SECTION 6. NATURE OF PARTICIPANT’S INTEREST IN PLAN
6.01.	No Right to Assets.

Participation in this Plan shall not create, in favor of any Participant or Beneficiary, any interest in or lien against any of the assets of the Company. All payments hereunder shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payments of benefits hereunder. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person, and the promise of the Company to pay benefits hereunder shall, at all times, remain unfunded as to the Participant or Beneficiary, whose rights hereunder shall be limited to those of a general and unsecured creditor of the Company.

6.02.	No Right to Transfer Interest.

A Participant’s or Beneficiary’s rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. However, the Committee may permit a Participant or Beneficiary to enter into a revocable arrangement to pay all or part of his benefits under the Plan to a revocable grantor trust (a so-called “living trust”). In addition, the Committee may recognize the right of an alternate payee named in a domestic relations order to receive all or part of a Participant’s benefits under the Plan, but only if (a) the domestic relations order would be a “qualified domestic relations order” (within the meaning of Section 414(p) of the Code (if Section 414(p) applied to the Plan)), (b) the domestic relations order does not attempt to give the alternate payee any right to any asset of the Company, (c) the domestic relations order does not attempt to give the alternate payee any right to receive payments under the Plan at a time or in an amount that the Participant could not receive under the Plan, and (d) the amount of the Participant’s benefits under the Plan are reduced to reflect any payments made or due the alternate payee.

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6.03.	No Right to Employment.

No provisions of the Plan and no action taken by the Company, the Board, the Compensation Committee, or the Committee will give any person any right to be retained in the employ of the Company, and the Company specifically reserves the right and power to dismiss or discharge any Participant.

6.04.	Withholding and Tax Liabilities.

The amount of any withholdings required to be made by any government or government agency will be deducted from benefits paid under the Plan to the extent deemed necessary by the Committee. In addition, the Participant or Beneficiary (as the case may be) will bear the cost of any taxes not withheld on benefits provided under the Plan, regardless of whether withholding is required.

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SECTION 7. ADMINISTRATION
7.01.	Committee.

The Plan shall be administered by the Committee, the members of which shall serve at the pleasure of the Board. The Committee may allocate its responsibilities for the administration of the Plan among its members or among any subcommittee(s) it may appoint and may designate persons other than its members to carry out its responsibilities under the Plan.

7.02.	Meetings.

The Committee shall hold meetings upon such notice, at such place or places, and at such intervals as are required to carry out its functions.

7.03.	Quorum.

A majority of the members of the Committee at any time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee shall be by vote of a majority of members present at a meeting of the Committee; or without a meeting by an instrument in writing signed by all the members of the Committee at such time in office.

7.04.	Expenses.

The expenses incident to the operation of the Plan, including the compensation of attorneys, advisors, actuaries, and such other persons providing technical and clerical assistance as may be required, shall be paid directly by the Company.

7.05.	Responsibilities of the Committee.

In addition to any implied authority and duties that may be needed to carry out the provisions of the Plan, the Committee shall have the following specific discretionary powers and duties:
(a)	to make and enforce such rules and regulations as it shall deem necessary or proper for the efficient administration of the Plan;
(b)	to interpret the Plan and to decide any and all matters arising hereunder, including the right to remedy possible ambiguities, inconsistencies, or omissions; provided that all such interpretations and decisions shall be applied in a uniform and non-discriminatory manner to all persons similarly situated;

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(c)	to compute the amount of benefits that shall be payable to any Participant or Beneficiary in accordance with the provisions of the Plan, and in the event that the Committee determines that Excessive Benefits have been paid to any person, the Committee may suspend payment of future benefits to such person or his Beneficiary or reduce the amount of such future benefits until the Excessive Benefits and any interest thereon determined by the Committee have been recovered;
(d)	to appoint other persons to carry out any ministerial responsibilities under the Plan as it may determine consistent with applicable law;
(e)	to employ one or more persons to render advice with respect to any of its responsibilities under the Plan; and
(f)	to amend the Plan from time to time by written resolution for the limited purpose of meeting the requirements of Section 409A of the Code.
7.06.	Finality of Committee Determinations.

Subject to the provisions of Section 7.08, determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and their personal representatives.

7.07.	Benefit Claims Procedure.

A claim for a benefit under the Plan by any person shall be filed in the manner and governed by the procedures set forth below:

Upon Separation from Service, death, or any and all types of claims regarding benefits under the Plan, the Participant or his representative may make application to the Company requesting payment of benefits due. If no application for benefits is made, the Company shall automatically pay any benefit due pursuant to Section 5. If an application for benefits is made, the Company shall accept, deny, or modify such request and shall notify the Participant in writing setting forth the response of the Company and in the case of a denial or modification the Company shall:
(a)	state the specific reason or reasons for the denial,

(b)	provide specific reference to pertinent Plan provisions on which the denial or modification is based,

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(c)	provide a description of any additional material or information necessary for the Participant or his representative to perfect the claim and an explanation of why such material or information is necessary, and

(d)	explain the Plan’s claim review procedure as contained in this Plan.
In the event the request is rejected or modified, the Participant or his representative may within 60 days following receipt by the Participant or representative of such rejection or modification, submit a written request for review by the Company of its initial decision. Within 60 days following such request for review (120 days if extraordinary circumstances exist), the Company shall render its final decision in writing to the Participant or representative stating specific reasons for such decision. If the Participant or representative is not satisfied with the Company’s final decision, the Participant or representative can institute an action in a Federal court of competent jurisdiction; for this purpose, process would be served on the Company.
7.08.	Arbitration of Denied Claims.

Any controversy or claim arising out of or relating to a final decision, upon review pursuant to the procedures set forth in Section 7.07, that denies a claim for benefits under the Plan may be settled by arbitration under three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be subject to the statute of limitations that would apply if the claim on which the arbitration is based were brought as a suit in a United States district court under ERISA. The site of any such arbitration shall be Delaware.

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SECTION 8. AMENDMENT, SUSPENSION, AND TERMINATION
8.01.	By The Compensation Committee.
(a)	Authority to Amend. The Compensation Committee of the Board may modify, amend, suspend, or terminate the Plan at any time; provided that no such modification, amendment, suspension, or termination shall reduce a Participant’s accrued benefits under the Plan as of the date of such modification, amendment, suspension, or termination, except to the extent that the affected Participants consent in writing to the modification, amendment, suspension, or termination; and provided further that no such modification, amendment, suspension, or termination shall eliminate, restrict, or modify any of the following provisions of the Plan, except to the extent that the affected Participants consent in writing to the modification, amendment, suspension, or termination:
(1)	the provision in Section 2.01(e) that defines “Change in Control”;
(2)	the provision in Section 5.06 that provides for a lump sum payment following a Change in Control;
(3)	the provision in Section 7.08 that permits submission of denied claims for benefits to arbitration; and
(4)	the provisions of this Section 8 that protect accrued benefits and limit modification, amendment, suspension, or termination of the Plan.
Except as provided in the preceding sentence, any modification, amendment, suspension, or termination of the Plan may reduce or eliminate a benefit under the Plan. Although the Plan is not subject to Section 204(g) of ERISA, the accrued benefits that are protected by this Section 8 shall include those accrued benefits that would be protected by Section 204(g) of ERISA if the Plan were subject to said Section 204(g) and the rights specified in items (1) through (4), above.
(b)	Authority to Delegate. The Board may, in its sole discretion, delegate to any person or persons all or part of its authority and responsibility under the Plan, including, without limitation, the authority to amend the Plan.
8.02.	By the Committee.

The Committee shall have the right by written resolution to amend the Plan from time to time, for the limited purpose of meeting the requirements of Section 409A of the Code.

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SECTION 9. MISCELLANEOUS
9.01.	Participation by Affiliate.

Subject to the consent of the Compensation Committee, an Affiliate may participate in the Plan by delivering to the Compensation Committee a resolution of its board of directors approving such action. Such Affiliate shall begin participating in the Plan as of an effective date approved by the Compensation Committee and shall be subject to the provisions of the Plan.

9.02.	Designation of Beneficiary.
(a)	Each Participant may designate a Beneficiary. Such designation shall be in writing, shall be made in the form and manner prescribed by the Committee, and shall be effective only if filed with the Committee prior the Participant’s death. A Participant may, at any time prior to his death, and without the consent of his Beneficiary, change his designation of Beneficiary by filing a written notice of such change with the Committee in the form and manner prescribed by the Committee. In the absence of a designated Beneficiary, or if the designated Beneficiary and any designated contingent Beneficiary predecease the Participant, the Beneficiary shall be the Participant’s surviving spouse, or if the Participant has no surviving spouse, the Participant’s estate.
(b)	If a Participant designates his spouse as his Beneficiary, that designation shall not be revoked or otherwise altered or affected by any
(1)	change in the marital status of the Participant and such spouse,
(2)	agreement between the Participant and such spouse, or
(3)	judicial decree (such as a divorce decree) affecting any rights that the Participant and such spouse might have as a result of their marriage separation, or divorce, until and unless the Participant revokes and designates a Beneficiary in accordance with this Section 9.02, it being the intent of the Plan that any change in the designation of a Beneficiary under the Plan may be made by the Participant only in accordance with the provision of this Section 9.02.
9.03.	Incapacity.

If the Committee determines that any person entitled to benefits under the Plan is unable to care for his affairs because of illness or accident, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be paid for the benefit of such person to his spouse, parent, brother, sister, or other party deemed by the Committee to have incurred expenses for such person.

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9.04.	Required Information.

Any person eligible to receive benefits under the Plan shall furnish to the Committee any information or proof requested by the Committee and reasonably required for the proper administration of the Plan. Failure on the part of any person to comply with any such request within a reasonable period of time shall be sufficient grounds for delay in the payment of any benefits that may be due under the Plan until such information or proof is received by the Committee. If any person claiming benefits under the Plan makes a false statement that is material to such person’s claim for benefits, the Committee may offset against future payments any amount paid to such person to which such person was not entitled under the provisions of the Plan.

9.05.	Inability to Locate Participants and Beneficiaries.

Each Participant and each Beneficiary entitled to receive a benefit under the Plan shall keep the Committee advised of his current address. If the Committee is unable to locate a Participant or Beneficiary to whom a benefit is payable under the Plan for a period of 36 months, commencing with the first day of the month as of which such benefit becomes payable, the total amount payable to such Participant or Beneficiary shall be forfeited, subject to being restored (without any intervening investment gains) only if the Participant and Beneficiary provide evidence sufficient to satisfy the Committee that the Participant or Beneficiary is entitled to such forfeited amount.

9.06.	Headings.

Any headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Plan.

9.07.	Severability.

If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been included in the Plan. In addition, if any provision of the Plan shall be found to violate Section 409A of the Code or otherwise result in any portion of a Participant’s or Beneficiary’s benefits under the Plan being subject to income tax prior to distribution, such provision shall be void and unenforceable, and the Plan shall be administered without regard to such provision.

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9.08.	Governing Law.

The Plan shall be construed, administered, and regulated in accordance with the laws of the State of Delaware (not including its conflict of law rules), except to the extent that such laws are pre-empted by Federal law.

9.09.	Complete Statement of Plan.

This Plan contains a complete statement of its terms. The Plan may be amended, suspended, or terminated only in writing and then only as provided in Section 8. A Participant’s right to any benefit of a type provided under the Plan will be determined solely in accordance with the terms of the Plan. No other evidence, whether written or oral, will be taken into account in interpreting the provisions of the Plan.

CHESAPEAKE UTILITIES CORPORATION

ADOPTED:	ATTESTED:

Executive Vice President and	Senior Vice President and CFO
Chief Operating Officer

DATE: December , 2008

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EXHIBIT A
Rate of Return Indices
Effective January 1, 2009
1. BlackRock Money Market Portfolio (PINXX)
2. BlackRock Core Bond Total Return II Portfolio (CMCBX)
3. BlackRock Intermediate Government Bond Portfolio (PIGSX)
4. Calvert Income Fund (CFICX)
5. T. Rowe Price Retirement Income Fund (PARIX)
6. American Funds — Balanced Fund (ABALX)
7. T. Rowe Price Retirement 2010 Fund (PARAX)
8. T. Rowe Price Retirement 2020 Fund (PARBX)
9. T. Rowe Price Retirement 2030 Fund (PARCX)
10. T. Rowe Price Retirement 2040 Fund (PARDX)
11. T. Rowe Price Retirement 2050 Fund (PARFX)
12. American Funds — Growth Fund of America (AGTHX)
13. American Funds — Investment Company of America (AIVSX)
14. T. Rowe Price Equity Income Fund (PAFDX)

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15. Fidelity Spartan U.S. Equity Index Fund (FUSEX)
16. Federated Kaufmann Fund (KAUAX)
17. T. Rowe Price Mid Cap Value Fund (TAMVX)
18. Federated Mid-Cap Index Fund (FMDCX)
19. AIM Small Cap Growth Fund (GTSAX)
20. American Century Small Cap Value Fund (ASVIX)
21. American Funds — EuroPacific Growth Fund (AEPGX)
22. American Funds — Capital World Growth & Income Fund (CWGIX)

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APPENDIX A
The following Plan provisions apply only to amounts deferred and vested (within the meaning of Section 409A of the Code) before January 1, 2005, and any earnings on such amounts, to the full extent permitted by Section 409A of the Code. Amounts deferred or vested after December 31, 2004, and any earnings thereon, are subject to the provisions of the Plan as amended and restated, effective January 1, 2005, or any subsequent amendment and restatement of the Plan.
Section 1. Establishment and Purpose
1.1 Establishment.
There is hereby established for the benefit of certain Eligible Employees an unfunded plan of deferred compensation known as the “Chesapeake Utilities Corporation Supplemental Executive Retirement Savings Plan.”
1.2 Purpose.
The Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management and highly compensated employees. The Plan permits Eligible Employees to defer receipt of that portion of their Compensation that, but for the Limitations, as defined herein, could be contributed to the Chesapeake Utilities Corporation Retirement Savings Plan.

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Section 2. Definitions
The following words and phrases as used in the Plan have the following meanings:
“Account” means the Employer Match Account, the Participant Account, or both.
“Affiliate” means any employer that has not adopted the Plan and that is a corporation included with Chesapeake Utilities Corporation in a “controlled group of corporations,” as defined in Code Section 414(b), or an unincorporated business included with Chesapeake Utilities Corporation in a group of trades or business under “common control,” as defined by regulations prescribed by the Secretary of the Treasury under Code Section 414(c).
“Beneficiary” means the person or persons (including a contingent beneficiary except where the context indicates otherwise) designated by a Participant pursuant to Section 9.2 hereof to receive death benefits under the Plan.
“Board of Directors” or “Board” means the Board of Directors of Chesapeake Utilities Corporation.
“Change in Control” means the first of the following events occurs:
(a) the registration of the Company’s voting securities under the Securities Exchange Act of 1934, as amended (the “1934 Act”), terminates or the Company shall have fewer than 300 stockholders of record; or
(b) any person or group (within the meaning of Sections 13(d) and 14(d) of the 1934 Act), other than the Company or any of its majority-controlled subsidiaries, becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of 30 percent or more of the combined voting power of the Company’s then outstanding voting securities; or
(c) a tender offer or exchange offer, other than an offer by the Company (or a majority-controlled subsidiary) pursuant to which 30 percent or more of the combined voting power of the Company’s then outstanding voting securities was purchased, expires; or
(d) the stockholders of the Company approve an agreement to merge or consolidate with another corporation (other than a majority-controlled subsidiary of the Company) unless the stockholders of the Company immediately before the merger or consolidation are to own more than 70 percent of the combined voting power of the resulting entity’s voting securities; or

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(e) the Company’s stockholders approve an agreement (including, without limitation, a plan of liquidation) to sell or otherwise dispose of all or substantially all of the business or assets of the Company; or
(f) during any period of two consecutive years, individuals who, at the beginning of the period, constituted the Board cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or
(g) the acquisition of direct or indirect beneficial ownership of more than 15 percent of the Company’s then outstanding voting securities by any person or group is approved over the formal objection of the Company by the Securities and Exchange Commission pursuant to Section 9 of the Public Utility Holding Company Act of 1935, as amended.
However, no Change in Control shall be deemed to have occurred with respect to a Participant by reason of any event involving a transaction in which (i) the Participant or a group of persons or entities with which the Participant acts in concert, acquires, directly or indirectly, more than 30 percent of the common stock or the business or assets of the Company; (ii) any event involving or arising out of a proceeding under Title 11 of the United States Code (or the provisions of any future United States bankruptcy law), an assignment for the benefit of creditors or an insolvency proceeding under state or local law; or (iii) any event constituting approval by the Company’s stockholders of a merger or consolidation if a majority of the group consisting of the president and vice presidents of the Company who are parties to agreements conferring rights upon a Change in Control shall have agreed in writing prior to the approval that the approval shall be deemed not to constitute a Change in Control.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Committee designated in Section 7.1 hereof to administer the Plan.
“Compensation” means an employee’s compensation as determined for purposes of the Chesapeake Utilities Corporation Retirement Savings Plan, plus amounts deferred hereunder, except that any dollar limit that the Chesapeake Utilities Corporation Retirement Savings Plan imposes on the compensation that is taken into account thereunder shall be disregarded hereunder.

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“Compensation Committee” means the Compensation Committee of the Board of Directors.
“Eligible Employee” means an employee of an Employer who is designated by the Compensation Committee to be eligible to participate in the Plan; provided that, on and after a Change in Control, each employee of an Employer who was an Eligible Employee immediately before the Change in Control shall remain an Eligible Employee as long as the employee is employed by an Employer. For purposes of the Plan, any person whose compensation is paid by an Employer shall be deemed to be an employee of the Employer, notwithstanding that the person renders all or part of his services to a Related Company.
“Employer” means Chesapeake Utilities Corporation and any Affiliate that may be authorized by the Compensation Committee and by its own board of directors to participate in the Plan with respect to its employees.
“Employer Match” means the amount accrued in accordance with Section 4.2 hereof with respect to a Participant’s Salary Reduction Contributions and Excess Contributions, based on the rate or rates of Matching Contributions contributed for the Participant under the Chesapeake Utilities Corporation Retirement Savings Plan.
“Employer Match Account” means the bookkeeping account to which the Employer Match on behalf of a Participant and interest are credited pursuant to Section 4 hereof.
“Excess Contribution” means that portion of the total amount (up to a maximum of 15% or such other percentage of Compensation as specified in Section 6(a) of the Adoption Agreement to the Chesapeake Utilities Corporation Retirement Savings Plan) by which the Participant elects to have his Compensation reduced that the Limitations prevent from being made to the Chesapeake Utilities Corporation Retirement Savings Plan.

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“Limitations” mean
(a)	the limitation on contributions to defined contribution plans under Sections 401(k), 401(m), 402(g), and 415(c) of the Code;
(b)	the limitations imposed by Sections 401(a)(4), 401(a)(17), and 415(e) of the Code and by any other provision of the Code to the extent that such provision limits the amount of Salary Reduction Contributions and Matching Contributions that otherwise would be made to the Chesapeake Utilities Corporation Retirement Savings Plan; and
(c)	the limitations contained in Section 4(a)(ii) of the Adoption Agreement to the Chesapeake Utilities Corporation Retirement Savings Plan, as it may be amended from time to time, that prevent an Eligible Employee from participating in the Chesapeake Utilities Corporation Retirement Savings Plan until he has satisfied a minimum service requirement.
“Matching Contributions” mean the contributions made by the Employer pursuant to Section 7(c) of the Adoption Agreement to the Chesapeake Utilities Corporation Retirement Savings Plan, as it may be amended from time to time.
“Participant” means an Eligible Employee who becomes a participant in the Plan in accordance with Section 3.1 hereof and whose Accounts hereunder have a positive balance.
“Participant Account” means the bookkeeping account to which the Excess Contributions of a Participant and interest are credited pursuant to Section 4 hereof.
“Plan” means the “Chesapeake Utilities Corporation Supplemental Executive Retirement Savings Plan” as set forth herein and as amended from time to time.
“Plan Year” means the calendar year, provided however that the first Plan Year shall be the period from March 1, 1999 to December 31, 1999.

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“Related Company” means an Employer, any Affiliate, and any other employer the majority interest in which is held, directly or indirectly, by an Employer or an Affiliate.
“Salary Reduction Contribution” means that portion of the total amount (up to a maximum of 15% or such other percentage of Compensation as specified in Section 6(a) of the Adoption Agreement to the Chesapeake Utilities Corporation Retirement Savings Plan) by which a Participant elects to have his Compensation reduced that may be contributed by his Employer to the Chesapeake Utilities Corporation Retirement Savings Plan without violating the Limitations.
“Valuation Date” means the last business day of each calendar month.

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Section 3. Participation
3.1 Election of Excess Contributions.
An Eligible Employee shall participate in this plan if (a) he elects to participate in the Plan and (b) the contributions made on his behalf under the Chesapeake Utilities Corporation Retirement Savings Plan are reduced by the Limitations.
3.2 Election Filing Deadline.
An Eligible Employee may elect to participate in the Plan only if, prior to the beginning of the first Plan Year in which he participates in the Plan, he files an election with the Committee, in a form satisfactory to the Committee, irrevocably deferring receipt of an amount equal to his Excess Contributions for the Plan Year (or partial Plan Year, if applicable), which amount shall be designated as a percentage of his compensation. Notwithstanding the foregoing sentence, (i) an Eligible Employee may file the requisite election to defer Compensation earned thereafter before the expiration of 30 days from the initial effective date of the Plan, and (ii) a newly hired or otherwise newly Eligible Employee may file the requisite election to defer Compensation earned thereafter before the expiration of 30 days either from his initial date of employment, if the Eligible Employee is a new hire, or his initial date of eligibility, if the Eligible Employee is newly eligible to participate in the Plan.
3.3 Irrevocable Election.
The designated percentage of Compensation shall be irrevocable, regardless of whether the rate of Salary Reduction Contributions to the Chesapeake Utilities Corporation Retirement Savings Plan is changed during the Plan Year. Such election shall automatically apply to each subsequent Plan Year unless the Participant, before the beginning of a Plan Year, revokes his prior election. In that event, he may file a new election with the Committee before the beginning of the Plan Year in accordance with the preceding provisions of this Section 3. No participant may elect to have his Compensation reduced hereunder by a greater percentage than the percentage that, when added to the percentage of his Compensation that is being contributed as Salary Reduction Contributions on his behalf to the Chesapeake Utilities Corporation Retirement Savings Plan, will equal the maximum allowable rate at which Salary Reduction Contributions may be made under the Chesapeake Utilities Corporation Retirement Savings Plan (determined without regard to the Limitations and without regard to the provisions of the Chesapeake Utilities Corporation Retirement Savings Plan that implement the Limitations). If an Eligible Employee does not elect to become a Participant before the first Plan Year (or partial Plan Year) in which he is eligible to participant in the Plan, he may, if he remains an Eligible Employee, elect to participate in the Plan before the beginning of any subsequent Plan Year.

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3.4 Form and Time of Payment.
Amounts credited to a Participant’s Account shall be paid in the form of annual installments over a period of five years beginning as of the Valuation Date coincident with or next following the date on which the Participant’s employment with the Employer and the Related Companies terminates. At the time an Eligible Employee first elects to become a Participant in accordance with Section 3.1 hereof, he may file an election with the Committee, in a form satisfactory to the Committee, irrevocably specifying that the installments shall begin on any subsequent Valuation Date that occurs not later than the last Valuation Date of the calendar year in which the Participant attains age 70. At any time after making his first election, a Participant may file an election with the Committee, in a form satisfactory to the Committee, irrevocably specifying that the amount credited to his Account is to be paid in a single lump sum as of the date specified for the first installment payment, provided that such election is filed with the Committee at least one year (365 days) prior to the payment date.

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Section 4. Accounts
4.1 Participant Account.
The Employer shall maintain a Participant Account in the name of each Participant. During each Plan Year, each Participant Account shall be credited with the Participant’s Excess Contributions.
4.2 Employer Match Account.
The Employer shall maintain a separate Employer Match Account in the name of each Participant for purposes of accrual of the Employer Match. The Employer Match shall accrue monthly, at a rate or rates with respect to the eligible portion of the Excess Contribution (and any Salary Reduction Contributions for which the Limitations prohibit Matching Contributions) equal to the rate or rates at which Matching Contributions are made with respect to the Salary Reduction Contributions for the Participant under the Chesapeake Utilities Corporation Retirement Savings Plan. The portion of a Participant’s Excess Contributions eligible for the Employer Match shall be that portion that, when added to the Participant’s Salary Reduction Contributions under the Chesapeake Utilities Corporation Retirement Savings Plan, does not exceed six percent of the Participant’s Compensation, or such higher or lower percentage as is provided in Section 7(c)(iii) of the Adoption Agreement to the Chesapeake Utilities Corporation Retirement Savings Plan, as it may be amended from time to time; provided that in no event shall any portion of a Participant’s Excess Contribution be eligible for an Employer Match unless the Limitations prevent the Participant’s Salary Reduction Contributions and related Matching Contributions from being made to the Chesapeake Utilities Corporation Retirement Savings Plan.
4.3 Interest.
Each Participant’s Accounts shall be credited monthly with interest at a rate to be determined by the Committee annually.

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Section 5. Distributions
5.1 Payment.
The Participant shall receive an amount equal to the sum of the balances in his Accounts at the time(s) and in the manner specified or elected by him in accordance with Section 3.4 hereof. Subject to Section 5.3 hereof, no amount shall be distributed until a Participant’s employment with the Employer and the Affiliates is terminated. The Participant’s Accounts shall be debited to reflect each distribution pursuant to this Section 5. If the Participant receives installments, the amount of the first installment shall be equal to the value of the Participant’s Accounts determined as of the Valuation Date as of which the installments commence (the “applicable Valuation Date”), multiplied by a fraction, the numerator of which shall be one and the denominator of which shall be five; and the amount of each succeeding installment shall be equal to the value of the Participant’s Accounts on the next succeeding anniversary of the applicable Valuation Date, multiplied by a fraction, the numerator of which shall be one and the denominator of which shall be the number of installments remaining to be paid.
5.2 Death Benefits.
If a Participant dies before the balance credited to his Accounts has been distributed in full, the Participant’s Beneficiary shall be entitled to receive the balance credited to the Participant’s Accounts. If the Beneficiary dies before receiving the entire amount due, any remaining amount shall be paid to the Beneficiary’s estate. If the Beneficiary predeceases the Participant, the contingent Beneficiary, if any, shall receive the entire amount due under this Section 5.2. If the contingent Beneficiary dies before receiving the entire amount due, any remaining amount shall be paid to the contingent Beneficiary’s estate. Distributions to a Participant’s Beneficiary pursuant to this Section 5.2 shall be paid in annual installments over a five-year period. The amount of each installment distribution shall be determined in the same manner that installment distributions are determined in Section 5.1 hereof; provided that the applicable Valuation Date for purposes of this Section 5.2 shall be the Valuation Date that is coincident with or next follows the date on which the Committee receives the written notification of the Participant’s death together with any additional information or documentation that the Committee determines to be necessary or appropriate before it makes a distribution. Distributions shall commence within 30 days of the applicable Valuation Date.

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5.3 Committee Discretion to Accelerate Certain Payments.
At any time, upon the written application of the Participant (or, after his death, his Beneficiary) the Committee may (a) reduce or eliminate the Participant’s future deferrals of Compensation hereunder, or (b) accelerate and pay in a lump sum to the Participant (or, after his death, to his Beneficiary) all or part of the balance of the Participant’s Accounts, or both, if the Committee finds, in its sole discretion, that such person has incurred or will incur a severe financial hardship resulting from an accident, illness or other event beyond his control. In such event, the Committee shall reduce or eliminate future deferrals and accelerate payments only to the extent reasonably necessary to eliminate or avoid the severe financial hardship.

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Section 6. Nature of Interest of Participant
6.1 Plan Participation.
Participation in this Plan shall not create, in favor of any Participant or Beneficiary, any interest in or lien against any of the assets of the Employer. A Participant’s or Beneficiary’s rights to benefits payable under Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. All payments hereunder shall be paid in cash from the general funds of the Employer, and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payments of benefits hereunder. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Employer and a Participant or any other person, and the promise of the Employer to pay benefits hereunder shall at all times remain unfunded as to the Participant or Beneficiary, whose rights hereunder shall be limited to those of a general and unsecured creditor of the Employer.

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Section 7. Administration
7.1 Committee.
The Plan shall be administered by the Pension and Savings Plan Committee of Chesapeake Utilities Corporation. The Committee shall serve at the pleasure of the Board. The Committee may allocate its responsibilities for the administration of the Plan among its members or among any subcommittee(s) it may appoint and may designate person other than its members to carry out its responsibilities under the Plan.
7.2 Meetings.
The Committee shall hold meetings upon such notice, at such place or places, and at such intervals as are required to carry out its functions.
7.3 Quorum.
A majority of the members of the Committee at any time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee shall be by vote of a majority of those present at a meeting of the Committee; or without a meeting by an instrument in writing signed by all the members of the Committee at such time in office.
7.4 Expenses.
The expenses incident to the operation of the Plan, including the compensation of attorneys, advisors, actuaries, and such other persons providing technical and clerical assistance as may be required, shall be paid directly by the Employer.
7.5 Powers of the Committee.
In addition to any implied powers and duties that may be needed to carry out the provisions of the Plan, the Committee shall have the following specific discretionary powers and duties:
(a)	To make and enforce such rules and regulations as it shall deem necessary or proper for the efficient administration of the Plan;
(b)	To interpret the Plan and to decide any and all matters arising hereunder, including the right to remedy possible ambiguities, inconsistencies, or omissions; provided that all such interpretations and decisions shall be applied in a uniform and non-discriminatory manner to all persons similarly situated;

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(c)	To compute the amount of benefits that shall be payable to any Participation or Beneficiary in accordance with the provisions of the Plan, and in the event that the Committee determines that excessive benefits have been paid to any person, the Committee may suspend payment of future benefits to such person or his Beneficiary or reduce the amount of such future benefits until the excessive benefits and any interest thereon determined by the Committee have been recovered;
(d)	To appoint other persons to carry out such ministerial responsibilities under the Plan as it may determine; and
(e)	To employ one or more persons to render advice with respect to any of its responsibilities under the Plan.
7.6 Finality.
Subject to the provisions of Section 7.8 hereof, determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and their personal representatives.
7.7 Benefit Claims Procedure.
A claim for a benefit under the Plan by any person shall be filed in the manner and governed by the procedures set forth in Section 6.7 of the Chesapeake Utilities Corporation Retirement Savings Plan, as it may be amended from time to time.
7.8 Arbitration of Denied Claims.
Any controversy or claim arising out of or relating to a final decision, upon review pursuant to the procedures set forth in Section 6.7 of the Chesapeake Utilities Corporation Retirement Savings Plan, as it may be amended from time to time, that denies a claim for benefits under the Plan shall be settled by arbitration under three arbitrators in accordance with the Commercial Arbitration Rules of the America Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be subject to the statute of limitations that would apply if the claim on which the arbitration is based were brought as a suit in a United States district court under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The site of any such arbitration shall be Delaware.

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Section 8. Amendment, Suspension and Termination
The Compensation Committee of the Board of Directors may modify, amend, suspend, or terminate the Plan at any time; provided that no such modification, amendment, suspension, or termination shall reduce a Participant’s accrued benefits under the Plan as of the date of such modification, amendment, suspension, or termination, except to the extent that the affected Participant’s (or, with respect to deceased Participants, the affected Beneficiaries of the Participants) consent in writing to the modification, amendment, suspension, or termination; and provided further that no such modification, amendment, suspension, or termination shall eliminate, restrict, or modify any of the following provisions of the Plan, except to the extent that the affected Participants (or, with respect to deceased Participants, the affected Beneficiaries of the deceased Participants) consent in writing to the modification, amendment, suspension, or termination:
(a)	the provision in Section 2.5 hereof that defines “Change in Control”;
(a)	the provision in Section 2.9 hereof that preserves the eligibility under the Plan of certain Eligible Employees after a Change in Control;
(c)	the provision in Section 7.8 hereof that permits submission of denied claims for benefits to arbitration; and
(d)	the provisions of this Section 8 that protect accrued benefits and limit modification, amendment, suspension, or termination of the Plan.
Except as provided in the preceding sentence, any modification, amendment, suspension, or termination of the Plan may reduce or eliminate a benefit under the Plan. Although the Plan is not subject to Section 2.04(g) of ERISA, the accrued benefits that are protected by this Section 8 shall include those accrued benefits that would be protected by Section 204(g) of ERISA if the Plan were subject to said Section 204(g) and the rights specified in paragraphs (a) through (d), above.

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Section 9. Miscellaneous
9.1 Participation by Affiliate.
Subject to the consent of the Compensation Committee, an Affiliate may become an Employer under the Plan by delivering to the Compensation Committee a resolution of its board of directors approving such action. Such Affiliate shall become an Employer as of an effective date approved by the Compensation Committee and shall be subject to the provisions of the Plan.
9.2 Designation of Beneficiary.
(a)	Each Participant may designate a Beneficiary hereunder. Such designation shall be in writing, shall be made in the form and manner prescribed by the Committee, and shall be effective only if filed with the Committee prior the Participant’s death. A Participant may, at any time prior to his death, and without the consent of his Beneficiary, change his designation of Beneficiary by filing a written notice of such change with the Committee in the form and manner prescribed by the Committee. In the absence of a designated Beneficiary, or if the designated Beneficiary and any designated contingent Beneficiary predecease the Participant, the Beneficiary shall be the Participant’s surviving spouse, or if the Participant has no surviving spouse, the Participant’s estate. If the surviving spouse becomes the Beneficiary pursuant to this Section 9.2, but dies before receiving the entire amount due under Section 5.2, the remaining amount shall be paid to the surviving spouse’s estate.
(b)	If a Participant designates his spouse as his Beneficiary, that designation shall not be revoked or otherwise altered or affected by any
(i)	change in the marital status of the Participant and such spouse,
(ii)	agreement between the Participant and such spouse, or
(iii)	judicial decree (such as a divorce decree) affecting any rights that the Participant and such spouse might have as a result of their marriage separation, or divorce, until and unless the Participant revokes and designates a Beneficiary in accordance with this Section 9.2, it being the intent of the Plan that any change in the designation of a Beneficiary hereunder may be made by the Participant only in accordance with the provision of this Section 9.2.

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9.3 Incapacity.
If the Committee determines that any person entitled to benefits hereunder is unable to care for his affairs because of illness or accident, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be paid for the benefit of such person to his spouse, parent, brother, sister, or other party deemed by the Committee to have incurred expenses for such person.
9.4 Required Information.
Any person eligible to receive benefits hereunder shall furnish to the Committee any information or proof requested by the Committee and reasonably required for the proper administration of the Plan. Failure on the part of any person to comply with any such request within a reasonable period of time shall be sufficient grounds for delay in the payment of any benefits that may be due under the Plan until such information or proof is received by the Committee. If any person claiming benefits under the Plan makes a false statement that is material to such person’s claim for benefits, the Committee may offset against future payments any amount paid to such person to which such person was entitled under the provisions of the Plan.
9.5 Inability to Locate Participants.
Each Participant and each Beneficiary entitled to receive a benefit under the Plan shall keep the Committee advised of his current address. If the Committee is unable to locate a Participant or Beneficiary to whom a benefit is payable under the Plan for a period of 36 months, commencing with the first day of the month as of which such benefit becomes payable, the total amount payable to such Participant or Beneficiary shall be forfeited.
9.6 No Right to Employment.
Nothing herein contained shall be deemed to give any person the right to be retained in the service of the Employer and the Affiliates or to interfere with the right of the Employer and the Affiliates to discharge any employee at any time without regard to the effect that such discharge may have upon the employee under the Plan.

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9.7 Withholding Taxes.
The Committee may make any appropriate arrangements to deduct from all amounts paid under the Plan any taxes required to be withheld by any government or government agency. The Participant and/or his Beneficiary shall bear all taxes on amounts paid under the Plan to the extent that no taxes are withheld, irrespective of whether withholding is required.
9.8 Gender and Number.
In order to shorten and to improve the understandability of the Plan document by eliminating the repeated usage of such phrases as “his or her” and “Employee or Employees,” any masculine terminology herein shall also include the feminine and neuter, and the definition of any term herein in the singular shall also include the plural, except when otherwise indicated by the context.
9.9 Heading.
Any headings used in this instrument are for convenience of reference only and are to be ignored in the construction of any provision hereof.
9.10 Severability.
If any provision of the Plan shall be held illegal or invalid for any reasons, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
9.11 Governing Law.
The Plan shall be construed, administered, and regulated in accordance with the laws of the State of Delaware, except to the extent that such laws are pre-empted by Federal law.
9.12 Effective Date.
The Plan shall be effective as of March 1, 1999. It shall not apply to any employee who terminated employment with the Employer before that date.